Exhibit 99.2

D66647-Z81905 See the reverse side for instructions on how to access materials. Important Notice Regarding the Availability of Materials EXELON CORPORATION You are receiving this communication because you hold common stock in Exelon Corporation ("Exelon"). Exelon has released informational materials regarding the spin-off of Constellation Energy Corporation ("Constellation") and its consolidated subsidiaries from Exelon that are now available for your review. This notice provides instructions on how to access Exelon materials for informational purposes only. To effectuate the spin-off, Exelon will distribute on a pro rata basis to its stockholders all of the issued and outstanding shares of Constellation common stock held by it. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that Constellation has prepared in connection with the spin-off, Constellation will be an independent, publicly traded company. Exelon is not soliciting proxy or consent authority in connection with the spin-off. The materials consist of the Information Statement, that Constellation has prepared in connection with the spin-off. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

D66648-Z81905 Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET : www.materialnotice.com 2) BY TELEPHONE : 1-800-579-1639 3) BY E-MAIL* : sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line .. Materials Available to VIEW or RECEIVE: ;

D66649-Z81905 THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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